Issuer Free Writing Prospectus dated August 6, 2026

Filed Pursuant to Rule 433 of the Securities Act of 1933,as amended

Relating to Preliminary Prospectus dated August 6, 2026

Registration Statement File No. 333-297552

biovie

Unlocking the science of longevity to develop transformative therapies

Corporate Presentation · August 2026

FORWARD-LOOKING STATEMENTS

This presentation contains statements about BioVie's future expectations, plans, strategies and prospects which constitute forward-looking statements. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. BioVie has in some cases identified forward-looking statements by using words such as "anticipates," "believes," "hopes," "estimates," "looks," "expects," "plans," "intends," "goal," "potential," "may," "suggest," and similar expressions. Forward-looking statements are subject to risks, uncertainties and assumptions that could cause BioVie's actual results and experience to differ materially from anticipated results and expectations expressed in these forward-looking statements. Among other factors that could cause actual results to differ materially from those expressed in forward-looking statements are: BioVie's ability to raise the substantial capital needed to fund its operations and research and development; risks associated with clinical development and BioVie's ability to successfully complete pre-clinical and clinical testing and be granted regulatory approval for its products to be sold and marketed in the United States or elsewhere; BioVie's reliance on third parties to conduct its clinical trials and manufacture its product candidates; BioVie's ability to establish and/or maintain intellectual property rights covering its product candidates; competition; and other risks described in greater detail in BioVie's filings with the Securities and Exchange Commission (the "SEC"). In addition to the risks described above and in BioVie's filings with the SEC, other unknown or unpredictable factors also could affect BioVie's results. No forward-looking statements can be guaranteed, and actual results may differ materially from such statements. You should not place undue reliance on any forward-looking statements. BioVie undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date that these slides are posted to BioVie's website or to reflect the occurrence of unanticipated events, except as required by applicable law or regulation.

©2026 BioVie Inc.

FREE WRITING PROSPECTUS

This presentation highlights basic information about BioVie. Because it is a summary that has been prepared solely for informational purposes, it does not contain all the information that you should consider before investing in BioVie. This presentation speaks only as of the date hereof and BioVie does not have any obligation to update any information herein.

BioVie has filed a registration statement on Form S-1 (including a preliminary prospectus) with the SEC for the offering to which this presentation relates. The registration statement has not yet become effective. BioVie's securities to be sold in the offering may not be sold, nor may any offers to buy such securities be accepted, prior to the time the registration statement becomes effective. Before you invest, you should read the preliminary prospectus in the registration statement (including the risk factors described therein) and the other documents BioVie has filed or will file with the SEC for more complete information about BioVie and the offering. You can obtain these documents for free by visiting EDGAR on the SEC's website at www.sec.gov or BioVie's website at www.bioviephharma.com. Alternatively, copies of the preliminary prospectus may be obtained by contacting ThinkEquity, Prospectus Department, 17 State Street, 41st Floor, New York, New York 10004, telephone: (877) 436-3673.

This presentation does not constitute an offer to sell, nor a solicitation of an offer to buy, any securities by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation.

Neither the SEC nor any other regulatory body has approved or disapproved of our securities or passed upon the accuracy or adequacy of this presentation. Any representation to the contrary is a criminal offense.

Certain information contained in this presentation has been derived from sources prepared by third parties. While such information is believed to be reliable for the purposes used herein, BioVie makes no representation with respect to the accuracy of such information.

COMPANY OVERVIEW

A clinical-stage biopharmaceutical company developing first-in-class therapies addressing neurodegeneration, Long COVID, and liver disease.

Bezisterim

Modulates TNFα-driven inflammation

In clinical trials, patients experienced:

- Reduced inflammation and insulin resistance
- Improved motor control ("morning on" in PD)
- Improved cognition and function (AD)
- Lowered DNA methylation levels

BIV201

Novel formulation of terlipressin

Phase 3 ready for ascites

- Potential first pharmacologic therapy to address condition with 50%+ mortality within 12 months
- Single registrational trial

©2026 BioVie Inc.

NEAR-TERM CATALYSTS

Multiple clinical readouts expected in the next 12-18 months

August '26

Parkinson's Disease

Phase 2b Topline Data

Late Summer 2026

Long COVID

Phase 2 Topline Data

2H 2026

Additional Clinical Updates

2027 Beyond

Platform Expansion and Value Creation

©2026 BioVie Inc.

WHY BIVI NOW?

1

FIRST-IN-CLASS MECHANISM OF ACTION

- Bezisterim is an oral, BBB-penetrating small-molecule
- Modulates TNFα · reverses insulin resistance
- One platform → Parkinson's, Long COVID, Alzheimer's

2

NEAR-TERM CLINICAL READOUTS

- SUNRISE-PD Phase 2b: 3Q 2026
- ADDRESS-LC Long COVID: 3Q 2026
- Both fully enrolled; funded on existing capital

3

PHASE 3-READY ASCITES PROGRAM

- BIV201 has an FDA-agreed Phase 3 design · Fast Track & Orphan Designations
- One trial to registration

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PIPELINE OVERVIEW

Multiple multi-billion-dollar US markets across the BioVie pipeline

	INDICATION	PRECLINICAL	PHASE 1	PHASE 2	PHASE 3	Annual US Sales Potential*	Catalyst
Bezisterim (formerly NE3107) Oral small molecule TNFα inhibitor	Parkinson's Disease	SUNRISE-PD · Phase 2b				$3B	August '26 Topline Data
	Long COVID	ADDRESS-LC · $13M DoW grant				$10B	3Q26 Topline Data
	Alzheimer's Disease					$30B	Phase 3 Pending
BIV201 (Continuous IV terlipressin)	Ascites					$1.6B	FDA Design Agreed

* Refer to Slide 31

©2026 BioVie Inc.

OUR SCIENCE

TNFα is the central mechanism connecting four disease domains

INFLAMMATION
- Parkinson's Disease
- Alzheimer's Disease
- Autoimmune Diseases
- Chronic Inflammatory Conditions



TNFα

CENTRAL DRIVER OF CHRONIC INFLAMMATION



INSULIN RESISTANCE
- Type 2 Diabetes
- Metabolic Dysfunction
- Parkinson's Disease
- Systemic Metabolic Effects

TAU PHOSPHORYLATION
- Alzheimer's Disease
- Neurodegeneration
- Cognitive Decline
- Synaptic Dysfunction





DNA METHYLATION
- Aging
- Cognitive Decline
- Cellular Dysfunction
- Gene Expression

©2026 BioVie Inc.

BEZISTERIM'S MECHANISM OF ACTION

Believed to block ERK/NFκB-mediated inflammatory signaling while preserving homeostatic function



First-in-class molecule with desirable characteristics

Small molecule; orally bioavailable

Crosses blood-brain barrier

No safety issues identified to date in pre-clinical and clinical trials (up to Phase 3)



Insulin
IRS 1/2
Ras
Raf
MEK
Extracellular signals
(e.g., cytokines, chemokines, Aβ, tangles, etc.)
Bezisterim
ERK
ERK
NFkB
Cell/Synapse growth, repair, and regeneration
TNFα
Inflammatory factors
(e.g., IKKβ, JNK, cytokines, etc.)

Bezisterim Reduces ERK Activation



p-ERK
DMSO
HE3286
Normalized Fold Expression
0
1
2
3
0
5
15
30
60
120
Minutes after treatment

Lu 2010 Am J Physiol Endocrinol Metab 298 E1036

Bezisterim Reduces NFkB Activation



HE3286
Relative NF-kB activity (%)
0
25
50
75
100
Basal
LPS

Wang 2010 J Pharmacol Exp Ther 333 70

©2026 BioVie Inc.

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Bezisterim in Parkinson's Disease

WHAT IS PARKINSON'S DISEASE

Progressive

A neurodegenerative disorder driven by ongoing loss of dopamine-producing neurons.

More than movement

Causes motor symptoms (tremor, slowness, stiffness) and non-motor symptoms (sleep, mood, autonomic).

No disease-modifying therapy

Current treatments ease symptoms; none is proven to slow the underlying disease.

The unmet need

A therapy that addresses non-motor symptoms and slows progression – not just masks symptoms – would be first-of-its-kind.

Parkinson's disease is associated with progressive loss of dopamine neurons causing both movement and non-movement symptoms. No existing therapy slows progression.

©2026 BioVie Inc.

SYMPTOMATIC PROGRESSION IN PD


PRE-DIAGNOSIS
PARKINSON'S DISEASE DIAGNOSIS
EARLY STAGES
ADVANCED STAGES
Disease progression
Gastrointestinal symptoms and constipation
Autonomic dysfunction:
Orthostatic hypotension
Urogenital dysfunction
Sensory symptoms and unspecific pain
Impaired olfaction
Visual abnormalities
Sleep Disorders:
REM sleep behaviour disorder
Daytime somnolence
Restless legs syndrome
Periodic limb movement in sleep
Depression
Cognitive impairment
Tremor
Rigidity
Bradykinesia
Pain in medial collateral ligament
Dyskinesia
On-off
Psychosis
Hallucinations
Obsessive-compulsive disorder
Postural changes
Dysphagia
Gait's apraxia
Freezing
Falls
Dystonia
Dysphagia
Urinary symptoms
Orthostatic hypotension
Dementia
Treatment Complications
Motor symptoms
Non-motor symptoms
-20
-10
0
10
20
Time from diagnosis (years)

NOTE: Copied from Castilla-Cortázar et al. *J Transl Med* (2020) 18:70. https://doi.org/10.1186/s12967-020-02223-0

©2026 BioVie Inc.

CONCEPTUAL DEPICTION OF THE UNMET NEED

Existing PD therapies relieve symptoms – not disease progression. A disease-modifier remains the unmet need



Illustration of the unmet need: Changing the slope to slow progression
Disability / disease burden
Untreated progression
Symptomatic therapy (masks, slope unchanged)
The unmet need
Disease-modifying / stabilization (bends the slope)
Time

- **Intercept shift** — symptomatic drugs mask while progression continues.
- **The real need** — to bend the slope
- **Benefit signal** — shows up as “less worsening”
- **Endpoint gap** — short-term motor endpoints poorly detect change

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WHAT WE MEASURED IN THE SUNRISE-PD TRIAL

Four windows on the biology

1

Inflammation

CBC-derived ratios (MLR, SIRI, NLR...)

Systemic inflammatory tone

2

Proteome

380 plasma proteins related to inflammation and CNS disease

Coordinated molecular shift

3

Nerve injury

Neurofilament light (NfL), Glial fibrillary acidic protein (GFAP), others

Ongoing axonal damage

4

Clinical scales

MDS-UPDRS I–III, PDSS-2, PDQ-39

Symptoms & function

©2026 BioVie Inc.

WHY EPNIC-15 COMPOSITE OF CLINICAL OUTCOMES IS NEEDED

EPNIC-15 comprises 15 subdomains from MDS-UPDRS Parts I, II, and III and PDSS-2*

- PD therapies have historically been approved based largely on the MDS-UDPRS, which are focused primarily on motor symptoms and largely for late-stage disease
  - 6 of the last 10 approvals were based primarily on daily OFF time
  - 2 of the last 10 approvals were based on UPDRS Part III scores (motor symptoms)
- Bezisterim has shown an impact on motor symptoms. But its apparent clinical impact could be broader based on a different mechanism of action
- Therefore, using motor-focused endpoints alone may undervalue the full potential of what could be the first therapy to address both the motor and non-motor symptoms of PD
- The Early Parkinson's Neuro-Inflammatory Composite-15 (EPNIC-15) comprises 15 subdomains of UPDRS Part I-III and PDSS-2
- It was constructed based on learnings from Biohaven, Broadstreet HEOR, and Pentara's efforts to create the Parkinson's Composite Scale (PARCOMS)**

EPNIC-15 item	Domain
Sleep problems	UPDRS Part I
Daytime sleepiness	UPDRS Part I
Constipation	UPDRS Part I
Hobbies/activities	UPDRS Part II
Tremor (ADL)	UPDRS Part II
Walking & balance	UPDRS Part II
Speech	UPDRS Part III
Toe tapping R	UPDRS Part III
Toe tapping L	UPDRS Part III
Leg agility L	UPDRS Part III
Posture	UPDRS Part III
Rest-tremor constancy	UPDRS Part III
Staying asleep	PDSS-2
Nocturia	PDSS-2
Morning tired	PDSS-2

* The Movement Disorders Society's Unified Parkinson's Disease Rating Scale (MDS-UPDRS). Part I focuses non-motor symptoms; Part II on activities of daily living; and Part III on motor. Parkinson's Disease Sleep Scale (PDSS-2)

** L'Italien et al. *Neurology and Therapy* 2025;14:1609–1625; L'Italien et al. *Parkinsonism and Related Disorders* 2025;141:108077.

©2026 BioVie Inc.

COMPOSITE CLINICAL OUTCOMES MEASURE

Majority of treated patients improved on EPNIC-15 while placebo moved in the opposite direction

EPNIC-15 change from baseline for individual subjects



Bezisterim
Placebo
Improvement
Bezisterim = -0.04
Placebo = +0.18
Cohen's d = -0.94
p = 0.0006
EPNIC-15 change from baseline
1.2
1.0
0.8
0.6
0.4
0.2
0.0
-0.2
-0.4
-0.6



100%
100%
Meaningfully* Improved
Mildly Improved / Stable
Mildly Worsened
Meaningfully Worsened
25%
36%
25%
14%
4%
21%
29%
46%
Bezisterim
Placebo

* Meaningful is ≥ 0.5 SD from mean change

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* Based on industry standard created by Norman, Sloan, and Wyrwich (2003) defining minimally important difference as a change that is 0.5 standard deviations (0.5 SD) from the mean. Thus, "Meaningful Improved" and "Meaningfully Worsened" account for those subject who improved or worsened more than 0.5 SD from the mean change

LARGER EFFECT SIZE WITH HIGHER BASELINE INFLAMMATION

While bezisterim appeared to demonstrate an effect across the trial population, the greatest improvement was seen in those with baseline platelet counts >230



EPNIC-15
MDS-UPDRS Scores
Bezisterim
Placebo
0.28
-0.10
1.86
-1.62
1.07
-0.31
1.26
-1.32
1.21
-1.23
EPNIC-15
Cohen's d = -1.61
p=0.0002
Part I
Cohen's d = -1.13
p=0.0062
Part II
Cohen's d = -0.71
p=0.0418
Part III
Cohen's d = -0.92
p=0.0133
Total
Cohen's d = -0.85
p=0.0198

©2026 BioVie Inc.

PROTEOME-WIDE DIRECTIONALITY

283 / 380 (74.5%) of proteins moved in the direction that has been shown to slow disease progression

Proteome volcano

Drug effect vs significance for every target



PD-specific pathology (7): 100% (p=0.021)
Neuronal injury markers (36): 91.7% (p<.0001)
Inflammation signals (156): 75.6% (p<0.0001)
All proteins (38): 74.5% favorable (p = 3.2 × 10⁻²² *)
VGF
CHI3L1
IL20
CCL2
IL17A / IL17F
CSF3
GRN
MICB
CHI3L1
p = 0.05
-log10(p-value)
2.5
2.0
1.5
1.0
0.5
0.0
-0.8
-0.7
-0.6
-0.5
-0.4
-0.3
-0.2
-0.1
0.0
0.1
0.2
0.7
NPQ** Change from Baseline

Top biomarker effects

Biomarker	Panel	ΔNPQ**	Cohen's d	p
VGF	CNS	-0.5580	-0.7730	0.0070
CHI3L1	CNS	-0.4782	-0.7294	0.0107
IL20	Inflam	-0.2826	-0.6629	0.0192
CCL2	CNS	-0.3649	-0.6271	0.0305
IL17A / IL17F	Inflam	-0.4413	-0.5915	0.0382
GRN	Inflam	-0.1526	-0.5805	0.0395
CSF3	Inflam	-0.3643	-0.5728	0.0432
Aβ42	CNS	-0.3519	-0.4773	0.0877
pTau-217	CNS	-0.2292	-0.4263	0.1272

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* Binomial $p = 3.2 \times 10^{-22}$ assumes proteins move independently. However, they are correlated. The metric provides a strong indication of the shift in the direction of a lower inflammatory burden

** **NPQ** = NULISA Protein Quantification, a specialized measurement unit used in proteomics data analysis from Alamar Biosciences

VGF = VGF nerve growth factor inducible protein; **CHI3L1** = chitinase-3-like protein 1 (YKL-40); **IL20** = Interleukin 20; **CCL2** = monocyte chemoattractant protein-1 (MCP-1); **IL17A/IL17F** = Interleukin 17; **GRN** = progranulin; **CSF3** = granulocyte colony-stimulating factor (G-CSF); . **Aβ42** = Beta amyloid 42; **pTau-217** = phospho-Tau 217

©2026 BioVie Inc.

POTENTIAL IMPACT ON NEURODEGENERATION

Neuronal injury biomarkers reduced with bezisterim

Neuronal Injury Biomarkers Change from Baseline for bezisterim treated patients



Standardized Change from Baseline (+ worse)
0.2
0.1
0.0
-0.1
-0.2
-0.3
-0.4
0
4
8
12
GFAP
Aβ42
NfL
NSE
Composite
Tau
UCHL1
Weeks Since Baseline

Composite Neuronal Injury Biomarkers: Bezisterim vs. Placebo



Standardized Change from Baseline (+ worse)
0.2
0.1
0.0
-0.1
-0.2
0
4
8
12
Cohen's d = -0.62
p=0.025
Placebo Composite
Bezisterim Composite
Weeks Since Baseline

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©2026 BioVie Inc.

POTENTIAL MECHANISTIC EXPLANATION

Bezisterim reduces inflammatory-driven microglia activation

Bezisterim treatment → ↓ CCL2 expression → ↓ monocyte recruitment …



Monocyte Change from Baseline
0.4
0.3
0.2
0.1
0.0
-0.1
-0.2
-0.3
-4
-3
-2
-1
0
1
2
Bezisterim
Placebo
CCL2 Change from Baseline

… resulting in lower monocyte to lymphocyte ratio (MLR)



MLR Change from Baseline
0.3
0.2
0.1
0.0
-0.1
-0.2
-0.3
-4
-3
-2
-1
0
1
2
Bezisterim
Placebo
CCL2 Change from Baseline

- MLR shows the balance between the body's general inflammation (monocytes) and immune defense (lymphocytes)
- Higher MLR is associated with chronic inflammation

©2026 BioVie Inc.

SAFETY & TOLERABILITY

Bezisterim safety and tolerability similar to placebo

	Bezisterim (N=28)	Placebo (N=29)
Subjects with any AE	**11 (39.3%) 19**	**15 (51.7%) 30**
Upper respiratory tract infection	5 (17.9%)	5 (17.2%)
Diarrhea	1 (3.6%)	2 (6.9%)
Headache	1 (3.6%)	1 (3.4%)
Abdominal discomfort	1 (3.6%)	0
Attention deficit hyperactivity disorder	1 (3.6%)	0
COVID-19	1 (3.6%)	0
Cough	1 (3.6%)	0
Depression	1 (3.6%)	0
Gout	1 (3.6%)	0
Musculoskeletal discomfort	1 (3.6%)	0
Uncoded	1 (3.6%)	0
Urinary tract infection	1 (3.6%)	0
Vertigo	1 (3.6%)	0
Visual impairment	1 (3.6%)	0
Back pain	0	2 (6.9%)
Fall	0	2 (6.9%)
Abdominal pain upper	0	1 (3.4%)
Arthralgia	0	1 (3.4%)
Constipation	0	1 (3.4%)
Dizziness	0	1 (3.4%)
Gastrooesophageal reflux disease	0	1 (3.4%)
Influenza	0	1 (3.4%)
Ingrowing nail	0	1 (3.4%)
Ligament sprain	0	1 (3.4%)
Menopausal symptoms	0	1 (3.4%)
Oedema peripheral	0	1 (3.4%)
Pain in extremity	0	1 (3.4%)
Presyncope	0	1 (3.4%)
Sinusitis	0	1 (3.4%)
Small airways disease	0	1 (3.4%)
Syncope	0	1 (3.4%)
Viral upper respiratory tract infection	0	1 (3.4%)

- **Overall AEs**
  - Patients with any AEs: 57.1% bezisterim vs. 58.6% placebo
  - Number of AEs: 28 bezisterim vs. 39 placebo
- **No high-severity events:** zero serious, zero severe, zero deaths.
- **Related AEs:** 1 treatment-related AE per arm; no bezisterim-related discontinuations.

* Upper respiratory tract infection

©2026 BioVie Inc.

Bezisterim in Long COVID

WHY LONG COVID?

Large patient population
~17-20 million[1] U.S. adults affected, including ~3.8 million[2] unable to work with disabling Long COVID

Persistent, debilitating symptoms
Brain fog, fatigue, and post-exertional malaise severely impact daily life.

No approved therapies
A few trials were conducted but failed to repurpose existing drugs

Ongoing disease burden
~20,000[3] new COVID cases monthly, translating to future Long COVID cases.

Long COVID activates the same inflammatory pathway bezisterim block



bioVie

1 U.S. Department of Health and Human Services (https://www.hhs.gov/longcovid/index.html)
2 Bonuck, K., Gao, Q., Congdon, S., & Kim, R. S. (2026). Long COVID disability burden in US adults. *Communications Medicine* (https://www.nature.com/articles/s43856-026-01516-7)
3 The World Health Organization reported 22,463 cases worldwide in the 28 days prior to July 12, 2026 (https://data.who.int/dashboards/covid19/cases)

NE3107-LC-201 TRIAL DESIGN

Double-blind, placebo-controlled, 12-week treatment period

	NE3107-LC-201
Objective	• **Primary Objective:** evaluate the efficacy and safety of bezisterim in patients with Long COVID • **Primary Endpoint:** change in fatigue and/or cognitive function from baseline
Phase	2
Size	200 randomized 1:1 vs placebo
Patients	• Adults with Long COVID • Persistent symptoms ≥3 months following SARS-CoV-2 infection • Brain fog, fatigue, and post-exertional malaise
Treatment duration	12 weeks, Safety Follow-Up - 4 Weeks
Dose	20 mg BID

bioVie

©2026 BioVie Inc.

TRIAL ENDPOINTS

Exploring a series of cognitive and fatigue endpoints and biomarkers

CGIS	Clinician Global Impression Severity
CGIC	Clinician Global Impression of Change
PGIS	Patient Global Impression Severity
PGIC	Patient Global Impression of Change
PROM Cog	Patient Reported Perceived Cognition
PGIS-Think	Patient Global Impression Severity Think Clearly
PGIC-Think	Patient Global Impression Change to Think Clearly
PCS	Physical Component Score of SF12
MCS	Mental Component Score of SF12
SF12	QoL
PROM Fatigue	Patient Reported Fatigue Symptoms
DSQPEM	Patient Reported Post-exertional malaise
PGIS-Fatigue	Patient Reported Impression Severity Fatigue
PGIC-Fatigue	Patient Global Impression Change fatigue
PROM Sleep	Patient Reported Sleep Disturbance
Detection S.D	Cognitive Test for Psychomotor Function
Cog Global S.D	Global Cognition score
Ident. Attent.	Cognitive Test for Attention
IDST Proc Speed	Cognitive Test for Processing Speed
ISLT Verbal Learn	Cognitive Test for Verbal Learning
ISLT-R Verbal Mem	Cognitive Test for Verbal Memory
Sust attention	Cognitive Test for Sustained Attention

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BIV201 in Cirrhosis with Ascites

WHY ASCITES?

BIV201 is positioned to be the first pharmacologic treatment for ascites – with FDA-agreed trial design; Fast Track and Orphan designations.

- Fluid build-up in the abdomen
- No approved pharmacological treatments
- Standard of care is repeated mechanical draining by paracentesis
- Very poor quality of life
- 50%+ mortality rate within 12 months



©2026 BioVie Inc.

HOW OUR SOLUTION WORKS

Novel formulation of terlipressin administered via continuous infusion pump

Why BIV201's formulation matters

- Room temperature stable for 24+ months
- Portable pump delivery – carried in a small satchel or worn on belt
  - Delivers continuous therapeutic dose & avoids drugs spikes of bolus injections
  - Enables outpatient administration without hospitalization

1. BIVI201 VIAL & PREFILL SYRINGE
2. SALINE BAG
3. ANY APPROVED PORTABLE PUMP

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PHASE 2A TRIAL DEMONSTRATED SAFETY

Comparison of the PK Profile of Terlipressin Administered by Continuous Infusion or Intermittent IV Boluses



Terlipressin IV Bolus 1 mg Q6H
Terlipressin IV Infusion 2 mg/24 h
Terlipressin IV Infusion 3 mg/24 h
Terlipressin IV Infusion 4 mg/24 h
Terlipressin Plasma Concentration (ng/ml)
0
5
10
15
20
25
30
35
40
45
50
0
4
8
12
16
20
24
Time (h)

Stimulated terlipressin plasma concentrations following IV bolus of 1 mg every 6 hours [Lucassin, AusPAR-cer 2011] and IV continuous infusions of 2 mg, 3 mg, or 4 mg per day

- IV bolus creates drug spikes associated with safety events
- Phase 2A results demonstrated:
  - Continuous infusion maintains stable therapeutic dose throughout the day
  - BIV201 had no drug-related SAEs

©2026 BioVie Inc.

PHASE 2B TRIAL DEMONSTRATED EFFICACY

Trial terminated early for efficacy

Change in ascites volume
28 days pre- vs. post-treatment


% Change from Baseline: Mean +- 90%CI
0
-40
-80
BIV201 Completed
BIV201 discontinued
SOC only

- Originally targeted 30 patients randomized 2:1
- Trial terminated early when data from first 15 patients demonstrated efficacy
  - 53% reduction in ascites volume among patient completing BIV201 treatment
  - 15% reduction among patients who started but did not complete treatment
  - 3.1% increase for SOC patients
  - $p<0.001$

FDA-AGREED PHASE 3 DESIGN

A single Phase 3 trial required for registration

	BIV201 Phase 3
Design	Randomized, controlled, open-label
Population	Adults ≥18 with cirrhosis and ascites + recent AKI recovery (within 1 month)
Size	~200 randomized 1:1 BIV201 + SOC vs. SOC alone
Treatment duration	3 months BIV201 continuous IV terlipressin infusion
Regulatory	FDA-agreed design · Fast Track · Orphan Drug designation

Primary composite endpoint — any one of:

1. All-cause mortality
2. Hepatic decompensation event
3. Liver transplant due to disease progression (MELD 3.0 increase ≥5 points)
4. Requirement for renal replacement therapy (RRT)

Key secondary endpoints

- Change in total number of therapeutic paracenteses
- Incidence of major adverse kidney events

©2026 BioVie Inc.

U.S. MARKET POTENTIAL

$45 Billion combined US annual sales opportunity

Parkinson's

$3B

Annual sales for every 100K treated

- 1.1 million US patients[1]
- 10% market penetration
- $30,000/patient/year

Long COVID

$10B

Annual sales focused only on the most severe patients

- 17-20M US patients; 3.8M severely affected[2]
- 10-15% addressable initially
- $30,000/patient/year

Alzheimer's

$30B

Annual sales for every 1M treated

- 7 million US patients[3]
- 15% market penetration
- $30,000/patient/year

Ascites

$1.6B

Annual sales

- 160,000 addressable patients[4]
- 30% market penetration
- $33K/patient/year

biovie

1 Parkinson's Foundation (https://www.parkinson.org/understanding-parkinsons/statistics)
2 Bonuck, K., Gao, Q., Congdon, S., & Kim, R. S. (2026). Long COVID disability burden in US adults. *Communications Medicine* (https://www.nature.com/articles/s43856-026-01516-7)
3 The World Data. "Alzheimer Disease Statistics in US 2025 | Key Facts." (https://theworlddata.com/alzheimer-disease-statistics-in-us/#google_vignette)
4 Gajendran, M., et al. "Nationwide analysis of incidence and predictors of 30-day readmissions in patients with decompensated cirrhosis." *Frontline Gastroenterology*. (https://doi.org/10.1136/flgastro-2021-101850)

©2026 BioVie Inc.

RECAP

1

FIRST-IN-CLASS MECHANISM OF ACTION

- Bezisterim is an oral, BBB-penetrating small-molecule
- Modulates TNFα · reverses insulin resistance
- One platform → Parkinson's, Long COVID, Alzheimer's

2

NEAR-TERM CLINICAL READOUTS

- SUNRISE-PD Phase 2b: 3Q 2026
- ADDRESS-LC Long COVID: 3Q 2026
- Both fully enrolled; funded on existing capital

3

PHASE 3-READY ASCITES PROGRAM

- BIV201 has an FDA-agreed Phase 3 design · Fast Track & Orphan Designations
- One trial to registration

©2026 BioVie Inc.

CAPITALIZATION TABLE

July 28, 2026	
Common Shares Outstanding	7,542,638
Warrants (WAEP $5.56)	8,282,037
Options (WAEP $7.62)	2,785,363
Restricted Stock Units	300
Fully Diluted Shares Outstanding	18,610,338

©2026 BioVie Inc.

LEADERSHIP TEAM

Deep expertise provides a strong foundation for success



Cuong Do, President & Chief Executive Officer
35+ years in biopharma & technology
President, Samsung Global Strategy Group
Chief Strategy Officer for Merck, Senior partner at McKinsey & Company



Chris Reading, PhD, Alzheimer's Program
40+ years in biopharma
Chief Scientific Officer, Hollis-Eden Pharmaceuticals
VP of Product and Process Dev. for Systemix
U Texas Dept. of Tumor Biology



David Morse, Chief Regulatory Officer
35 years experience Regulatory Affairs and multi-region product development strategy
Former VP with two top-5 international CRO's
Former Associate Director CDER, FDA



J. Wendy Kim, Chief Financial Officer
35 years in finance/ accounting
As CFO managed corporate finance and operations groups
Closed M&A transactions and secured financings
Combined 22 years at KPMG and BDO LLP



Joseph Palumbo, MD, EVP, R&D and Chief Medical Officer
30+ years treating patients; 25+ years in biopharma
CMO, Zynerba
Global Head of Medical Science & Translational Research,
Global Head & Psychiatry Franchise Medical Leader, J&J



Penelope Markham, Liver Disease & Long Covid Programs
25 years in biopharma drug development
Lead Scientist Terlipressin (LATPharma/ BioVie 11 years)
Head Research Biology Protez Pharma
Co-founder/Director of Research Influx Inc.



Clarence Ahlem , Operations & Parkinson's Program
35+ years in biopharma
Vice President, Product Development Harbor Therapeutics
Director, Product Development, Hollis-Eden Pharmaceuticals
US San Diego

Thank You